PROSPECTUS

NEW DRAGON ASIA CORP.

16,178,750 Shares of Class A Common Stock

This prospectus relates to the sale by the selling shareholders identified in this prospectus of up to an aggregate of 16,178,750 shares of our Class A Common Stock, which includes:

•
130% of each of the 5,937,500 shares issuable upon conversion of our Series B 7% Convertible Preferred Stock at an initial conversion price of $1.60 cents per share and the 1,137,500 shares issuable as dividends on our Series B 7% Convertible Preferred Stock if such payments are made in shares of our Class A Common Stock;

•	3,000,000 shares of our Class A Common Stock;

•
130% of the 2,968,750 shares issuable upon the exercise of six-year warrants with an initial exercise price of $1.76 cents per share (in the event we issue shares of our Class A Common Stock or securities convertible into or exchangeable for our Class A Common Stock (subject to certain exceptions) at a price or having a conversion or exercise price less than $1.76, the exercise price of these six-year warrants shall be reduced to such lower price); and

•	130% of the 356,250 shares issuable upon the exercise of five-year warrants with an initial exercise price of $1.76 cents per share.

We will not receive any of the proceeds from the sale of these shares by the selling shareholders. However, we will receive the proceeds from any exercise of warrants to purchase shares to be sold hereunder to the extent that the selling shareholders do not perform cashless exercises. See “Use of Proceeds.”

We have agreed to pay the expenses in connection with the registration of these shares.

Our Class A Common Stock is listed on the American Stock Exchange, also called the AMEX, under the trading symbol “NWD.” The last reported price for our Class A Common Stock on March 20, 2006 was $2.11 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS MARCH 21, 2006.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Accordingly, it does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information under “Risk Factors” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to New Dragon Asia Corp. and its subsidiaries. References to our “Series B Preferred Stock” refer to our Series B 7% Convertible Preferred Stock.

New Dragon Asia Corp.

We are one of the largest flour and instant noodle producers in Northern China. Our core business is twofold: (1) the milling, sale and distribution of flour and related products, and (2) the production of instant noodles, which we market and sell through distributors, supermarkets and food stores. Our principal brand is “Long Feng.”

Our principal executive office is located at Suite 2808, International Chamber of Commerce Tower, Fuhua Three Road, Shenzhen, People’s Republic of China 518048, and our telephone number is (86 755) 8831-2115.

Recent Developments

On December 12, 2005, we acquired an export distributor from a state owned enterprise in Shandong.

On January 24, 2006, we entered into an agreement to purchase an equity interest in a joint venture that owns a noodle manufacturing facility from a state owned enterprise in Chengdu, Sichuan Province.

On February 8, 2006, our Board of Directors approved an investment to expand our packing operation in Longyuan City, Shangdong Province, by purchasing an equity interest in an operation owned by an existing joint venture partner.

This Offering
Securities being offered by the selling shareholders	16,178,750 shares of our Class A Common Stock.
Use of Proceeds

We will not receive any proceeds from the sales of the shares of Class A Common Stock being offered by the selling shareholders other than the exercise price of any warrants that are exercised by the selling shareholders who do not conduct cashless exercises, the proceeds of which we expect to use for working capital.

Trading	Our Class A Common Stock is listed on the American Stock Exchange under the symbol “NWD”.

RISK FACTORS

You should carefully consider the risks described below before making an investment in us. The risks and uncertainties described below are not the only ones facing us, and there may be additional risks that we do not presently know of or that we presently consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Class A Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Class A Common Stock

We have never paid dividends on our Class A Common Stock.

We have never declared or paid any dividends on our Class A Common Stock. The declaration and payment in the future of any cash or stock dividends on the Class A Common Stock will be at the discretion of our Board of Directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness, if any, and to pay dividends on securities ranking senior to the Class A Common Stock, including the shares of our outstanding Series B Preferred Stock, our future earnings, if any, capital requirements, financial condition and such other factors as our Board of Directors may consider to be relevant from time to time. We do not expect to declare or pay any dividends on our Class A Common Stock in the foreseeable future.

After this offering we will continue to be controlled by our major shareholder, which is controlled by our Chairman.

Upon completion of the offering, assuming conversion of all the Series B Preferred Stock, the sale of 3,000,000 shares of our Class A Common Stock currently owned by New Dragon Asia Food Ltd. and the exercise of all the five-year and six-year warrants for shares of our Class A Common Stock registered hereunder, our majority shareholder, New Dragon Asia Food Ltd. which is controlled by our Chairman, Heng Jing Lu, will beneficially own in the aggregate, approximately 54% of our outstanding Class A Common Stock. As a result, Mr. Lu through this shareholder, effectively exercises control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in control of us that may be viewed as beneficial by other shareholders.

Risks Related to Our Business

Our business may experience adverse effects from competition in the noodle and flour product markets.

The noodle and flour product markets in China are highly competitive. Competition in these markets takes many forms, including the following:

•	Establishing favorable brand recognition;

•	Developing products sought by consumers;

•	Implementing appropriate pricing;

•	Providing strong marketing support; and

•	Obtaining access to retain outlets and sufficient shelf space.

Many of our competitors are larger and have greater financial resources, including our primary competitors, the “Master Kang” brand manufactured by Tingyi (Cayman Islands) Holdings Corp. and the “President” brand manufactured by Uni-President Group. We may not be able to compete successfully with such competitors. Competition could cause us to lose our market share, increase expenditures or reduce pricing, each of which could have a material adverse effect on our business and financial results.

Increases in prices of main ingredients and other materials could adversely affect our business.

The main ingredients that we use to manufacture our products are flour and eggs. We also use paper products, such as corrugated cardboard, as well as films and plastics, to package our products. The prices of these materials have been, and we expect them to continue to be, subject to volatility. We may not be able to pass price increases in these materials onto our customers which could have an adverse effect on our financial results.

We are subject to risks associated with joint ventures and third party agreements.

We conduct our milling and sales operations through joint ventures established with certain Chinese parties. Any deterioration of these strategic relationships may have an adverse effect on our operations. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. We cannot assure you, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We may have limited legal recourse under Chinese law if disputes arise under our agreements with joint ventures or third parties. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations are limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to product liability claims and product recalls, which could negatively impact our profitability.

We sell food products for human consumption, which involves risks such as product contamination or spoilage, product tampering and other adulteration of food products. We may be subject to liability if the consumption of any of our products causes injury, illness or death. In addition, we will voluntarily recall products in the event of contamination or damage. A significant product liability judgment or a widespread product recall may negatively impact our profitability for a period of time depending on product availability, competitive reaction and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image.

We have limited business liability insurance coverage.

The insurance industry in China is still in its early stage of development. Insurance companies in China offer limited business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

We may experience risks resulting from our plans for expansion.

We have acquired several companies and businesses and may continue to acquire companies in the future. Entering into an acquisition entails many risks, any of which could harm our business, including: (a) diversion of management’s attention from other business concerns; (b) failure to integrate the acquired company with our existing business; (c) additional operating expenses not offset by additional revenue; and (d) dilution of our stock as a result of issuing equity securities in connection with any such acquisitions.

If we are unable to implement our acquisition strategy, we may be less successful in the future. A key component of our growth strategy is accomplished by acquiring additional flour and noodle factories and, if our recent acquisition of a soy bean business proves successful, our acquisition strategy may expand to include future acquisitions of soy bean businesses. While there are may be companies available, we may not always be able to identify and acquire companies meeting our acquisition criteria on terms acceptable to us. Additionally, financing to complete significant acquisitions may not always be available on satisfactory terms. Further, our acquisition strategy presents a number of special risks to us that it would not otherwise contend with absent such strategy, including possible adverse effects on our earnings after each acquisition, diversion of management’s attention from our core business due to the special attention that a particular acquisition may require, failure to retain key acquired personnel and risks associated with unanticipated events or liabilities arising after each acquisition, some or all of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated With Doing Business In China

We are subject to the risks associated with doing business in China.

As most of our operations are conducted in China, we are subject to special considerations and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•	We will be able to capitalize on economic reforms;

•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;

•	Economic policies will not be significantly altered from time to time; and

•	Business operations in China will not become subject to the risk of nationalization.

Economic reform policies or nationalization could result in a total investment loss in our Class A Common Stock.

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government has taken measures to curb this excessively expansive economy. These measures include restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our manufacturing operations.

To date, reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future. However, we cannot assure you that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation and changes in the rate or method of taxation.

On November 11, 2001, China signed an agreement to become a member of the World Trade Organization (“WTO”), the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China’s membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions and provide trading and distribution rights for foreign firms. The tariff rate reductions and other enhancements will enable us to develop better investment strategies. In addition, the WTO’s dispute settlement mechanism provides a credible and effective tool to enforce members’ commercial rights. Also, with China’s entry to the WTO, it is believed that the relevant laws on foreign investment in China will be amplified and will follow common practices.

The Chinese legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to investors.

The Chinese legal system is a system based on written statutes and their interpretation by the Supreme People’s Court. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. Two examples are the promulgation of the Contract Law of the People’s Republic of China to unify the various economic contract laws into a single code, which went into effect on October 1, 1999, and the Securities Law of the People’s Republic of China, which went into effect on July 1, 1999. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.

Enforcement of regulations in China may be inconsistent.

Although the Chinese government has introduced new laws and regulations to modernize its securities and tax systems on January 1, 1994, China does not yet possess a comprehensive body of business law. As a result, the enforcement, interpretation and implementation of regulations may prove to be inconsistent and it may be difficult to enforce contracts.

We may experience lengthy delays in resolution of legal disputes.

As China has not developed a dispute resolution mechanism similar to the Western court system, dispute resolution over Chinese projects and joint ventures can be difficult and we cannot assure you that any dispute involving our business in China can be resolved expeditiously and satisfactorily.

Impact of the United States Foreign Corrupt Practices Act on our business.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. We have attempted to implement safeguards to prevent and discourage such practices by our employees and agents. We cannot assure you, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Impact of governmental regulation on our operations.

We may be subjected to liability for product safety that could lead to a product recall. Our operations and properties are subject to regulation by various Chinese government entities and agencies. As a producer of food products, our operations are subject to production, packaging, quality, labeling and distribution standards. Our production and distribution facilities are also subject to various local environmental laws and workplace regulations. We believe that our current legal and environmental compliance programs adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures or otherwise adversely effect our business and financial results.

We may be liable if the consumption of any of our products cause injury, illness or death. We may also be required to recall certain of our products that become contaminated or are damaged. We are not aware of any material product liability judgment against us. However, a product liability judgment or a product recall could have a material adverse effect on our business or financial results.

It may be difficult to serve us with legal process or enforce judgments against our management or us.

All of our assets are located in China. In addition, all of our directors and officers are non-residents of the United States, and all, or substantial portions of the assets of such non-residents, are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of China would enforce:

•	Judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	In original actions brought in China, liabilities against non-residents or us based upon the securities laws of the United States or any state.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate it, which could result in the total loss of your investment.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice. Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our Class A Common Stock and our ability to access U.S. capital markets.

The Chinese economic, political and social conditions as well as government policies could affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including:

•	Government involvement;

•	Level of development;

•	Growth rate;

•	Control of foreign exchange; and

•	Allocation of resources.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

The economy of China has experienced significant growth in the past 20 years, but growth has been uneven both geographically and among various sectors of the economy. The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us. For example, our operating results and financial condition may be adversely affected by:

•	Changes in the rate or method of taxation;

•	Imposition of additional restrictions on currency conversion and remittances abroad;

•	Reduction in tariff or quota protection and other import restrictions; and

•	Changes in the usage and costs of state-controlled transportation services.

Fluctuations in the value of the Chinese renminbi relative to foreign currencies could affect our operating results.

Substantially all our revenues and expenses are denominated in the Chinese renminbi. However, we use the United States dollar for financial reporting purposes. The value of Chinese renminbi against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The Chinese government recently announced that it is valuing the exchange rate of the Chinese renminbi against a number of currencies, rather than just exclusively to the United States dollar. Although the Chinese government has stated its intention to support the value of the Chinese renminbi, we cannot assure you that the government will not revalue it. As our operations are primarily in China, any significant revaluation of the Chinese renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Chinese renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese renminbi we convert would be reduced. To date, we have not engaged in any hedging transactions in connection with our operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Under the Private Securities Litigation Reform Act of 1995, companies are provided with a “safe harbor” for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In this prospectus, forward-looking statements also include:

•	Statements about our business plans;

•	Statements about the potential for the development, regulatory approval and public acceptance of new products;

•	Estimates of future financial performance;

•	Predictions of national or international economic, political or market conditions;

•	Statements regarding other factors that could affect our future operations or financial position; and

•	Other statements that are not matters of historical fact.

Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, among others:

•	The success of our research and development activities and the speed with which regulatory authorizations and product launches may be achieved;

•	Our ability to continue to manage our costs;

•	Our ability to successfully market new and existing products in new and existing domestic and international markets;

•	The effect of weather conditions and commodity markets on the agriculture business;

•	Our exposure to lawsuits and other liabilities and contingencies;

•	The accuracy of our estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels;

•	Our ability to obtain payment for the products that we sell;

•	The effects of our accounting policies and changes in generally accepted accounting principles;

•	Our ability to fund our short-term financing needs;

•	General economic and business conditions; and

•	Any changes in business, political and economic conditions due to threat of future terrorist activity and related military action.

These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We have registered these shares as a result of registration rights granted to the selling shareholders. We will not receive any proceeds from the issuance of our Class A Common Stock to the selling shareholders other than the exercise price of any warrants that are exercised by the selling shareholders who do not conduct cashless exercises, the proceeds of which we expect to use for working capital.

SELLING SHAREHOLDERS

On December 22, 2005, we completed a private placement transaction in which we sold 9,500 shares of our Series B Preferred Stock to seven qualified institutional buyers for an aggregate purchase price of $9,500,000. Based upon an initial conversion price of $1.60 per share of our Class A Common Stock, the shares of Series B Preferred Stock are immediately convertible into an aggregate of 5,937,500 shares of our Class A Common Stock. In addition, the seven investors in the private placement also received warrants (the “Investor Warrants”) to purchase an aggregate of 2,968,750 shares of our Class A Common Stock which are immediately exercisable by the holder at $1.76 per share for a period of six years following the closing of the private placement. In the event we issue shares of our Class A Common Stock or any type of securities convertible or exercisable into shares of our Class A Common Stock at a price below $1.76, the conversion price of the Series B Preferred Stock and the exercise price of the Investor Warrants shall be reduced to such lower price. The terms of the shares of the Series B Preferred Stock and the Investor Warrants are set forth in our Current Report on Form 8-K (including Exhibits 3.1, 4.1, 10.1 and 10.2 thereto) filed with the U.S. Securities and Exchage Commission (“SEC”) on December 23, 2005, and our Definitive Information Statement on Schedule 14C, filed with the SEC on January 5, 2006, each of which is incorporated herein by reference in their entirety. We granted registration rights to the seven investors for the shares of our Class A Common Stock issuable upon conversion of our Series B Preferred Stock and exercise of the Investor Warrants. Under the terms of the registration rights agreement, we are required to register 130% of the maximum number of shares of our Class A Common Stock issuable upon (i) conversion of our Series B Preferred Stock, (ii) exercise of the Investor Warrants, (iii) the payment of dividneds in Class A Common Stock for a period of three years and (iv) the occurrence of certain dilution events. The terms of our Series B Preferred Stock and the Investor Warrants limit the number of shares a holder may beneficially own upon conversion of our Series B Preferred Stock, or exercise of the Investor Warrants, to 4.99% of our outstanding shares of Class A Common Stock (after giving effect to such conversion or exercise). However, the holders have the right upon 61 days prior notice to us to waive this limitation, in which case any such holder will be limited to owning no more than 9.99% of our outstanding shares of Class A Common Stock (which limit may not be waived by the holders).

TN Capital Equities, Ltd., a registered broker-dealer, acted as placement agent in the recent transaction and received a 6% cash commission and warrants to purchase an aggregate of 356,250 shares of our Class A Common Stock which are immediately exercisable by the holder at $1.76 per share for a period of five years following the closing of the private placement (the “Agent Warrants”) and which also contain a cashless exercise feature. TN Capital Equities, Ltd. then assigned a portion of the Agent Warrants to certain of the selling shareholders identified in the table below. We also granted TN Capital Equities, Ltd. and its assignees identical registration rights to those granted to the seven investors in the private placement.

New Dragon Asia Food Corp. entered into an Amended and Restated Exchange Agreement, dated as of December 13, 2001 (the "Share Exchange Agreement") by and among New Dragon Asia Food Corp., Max Rutman, Flagship Import Export LLC, a Nevada limited liability company, New Dragon Asia Food Ltd., as a shareholder of New Dragon Asia Food Corp. and us. Pursuant to the Exchange Agreement, New Dragon Asia Food Ltd. acquired 35,183,754 shares of Class A Common Stock in exchange for its equity interest in four companies organized under the laws of the British Virgin Islands each of which in turn holds interests in a separate sino-foreign joint ventures. In connection with the private placement transaction, we granted registration rights to New Dragon Asia Food Ltd. to register up to 3,000,000 shares of Class A Common Stock. The terms of the registration rights agreement are set forth in the registration rights agreement filed as Exhibit 4.5 hereto.

Unless otherwise described below, to our knowledge, no selling shareholder nor any of its affiliates has held any position or office with, been employed by, or otherwise has had any material relationship with us, or our affiliates, during the three years prior to the date of this prospectus.

As of January 18, 2006, there were 49,352,559 shares of our Class A Common Stock outstanding.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering (1)	Number of Shares Offered Hereby (1)	Number of Shares Owned After this Offering Assuming All Shares Offered Hereby are sold	Percentage of Ownership After this Offering (%)
Midsummer Investment Ltd. (2)(3)	8,564,419	3,750,000	0	0
Islandia, L.P. (4)(5)	4,813,241	1,875,000	0	0
New Dragon Asia Food Ltd.	34,823,954	3,000,000	31,823,954	50.9%
Gryphon Master Fund, L.P. (6)	1,171,875	1,171,875	0	0
GSSF Master Fund LP (7)	703,125	703,125	0	0
Enable Opportunity Partners, LP (8)	187,500	187,500	0	0
Enable Growth Partners, LP (8)	750,000	750,000	0	0
Bushido Capital Master Fund, LP (9)	468,750	468,750	0	0
Alliance Financial, LLC (10)	244,079	142,500	0	0
Renaissance Advisors, Inc. (11)	177,576	142,500	0	0
John F. Steinmetz (12)	53,409	32,063	0	0
TN Capital Equities, Ltd. (13)	53,408	32,062	0	0
Kathleen McDonnell (14)	11,868	7,125	0	0

_________________________________
(1)
For purposes of this table, we have assumed that the selling shareholder will have sold all of the shares registered under this prospectus upon completion of the offering and that additional shares issuable in connection with certain dilutive events have not been issued. Therefore, the calculation of the maximum number of shares being offered and shares beneficially owned after the offering do not take into account the limitations on beneficial ownership contained in the terms of our Series A Preferred Stock, Series B Preferred Stock and the Investor Warrants discussed above.

(2)
Represents 2,500,000 shares of Class A Common Stock initially issuable upon conversion of the Series B Preferred Stock and 1,250,000 shares of Class A Common Stock issuable upon exercise of Investor Warrants and 2,592,241 shares of Class A Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock and 2,105,263 shares issuable upon exercise of outstanding warrants to purchase shares of Class A Common Stock at a purchase price of $1.04 per share.

(3)
Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of our Class A Common Stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our Class A Common Stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our Class A Common Stock and neither person has any legal right to maintain such delegated authority.

(4)
Represents 1,250,000 shares of Class A Common Stock initially issuable upon conversion of the Series B Preferred Stock and 625,000 shares of Class A Common Stock issuable upon exercise of Investor Warrants and 1,684,210 shares of Class A Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock and 1,052,632 shares issuable upon exercise of outstanding warrants to purchase shares of Class A Common Stock at a purchase price of $1.04 per share.

(5)
Islandia, L.P. is a Delaware limited partnership formed to purchase, sell, trade and invest in securities. The general partner of Islandia, L.P. is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections pursuant to a certain stockholders agreement, under which Islandia, L.P. shares voting power with certain other parties to such agreement. By virtue of this relationship, John Lang, Inc. may be deemed to have indirect beneficial ownership of the shares beneficially owned by Islandia, L.P.; however, John Lang, Inc. disclaims beneficial ownership of the shares beneficially owned by Islandia, L.P. The directors and officers of John Lang, Inc. are Mr. Richard Berner (President), Mr. Edgar Berner (Vice President), Mr. Thomas Berner (Vice President) and Mr. Anthony Berner (Secretary). The directors and officers each disclaim beneficial ownership of the shares being registered.

(6)
Mr. E.B. Lyon IV has the power to vote or to dispose of the shares offered for resale by Gryphon Master Fund, LP. Mr. Lyon, however, dislaims beneficial ownership of the shares beneficially owned by Gryphon Master Fund, LP.

(7)
Mr. Tom C. Davis has the power to vote or to dispose of the shares offered for resale by GSSF Master Fund, LP. Mr. Davis, however, dislaims beneficial ownership of the shares beneficially owned by GSSF Master Fund, LP.

(8)
Mr. Mitch Levine, Managing Partner of Enable Opportunity Partners, LP and Enable Growth Partners, LP, has the power to vote or to dispose of the shares offered for resale by each of Enable Opportunity Partners, LP and Enable Growth Partners, LP. Mr. Levine, however, disclaims beneficial ownership of the shares beneficially owned by each of Enable Opportunity Partners, LP and Enable Growth Partners, LP.

(9)
Bushido Capital Partners, Ltd., a Cayman Islands company, is the general partners of the stockholder, with the power to vote and dispose of the shares being registered on behalf of the stockholder. As such, Busido Capital Partners, Ltd. may be deemed to be the beneficial owner of the shares. Mr. Christopher Rossman is the Managing Director of Bushido Capital Partners, Ltd., possessing the authority to act on its behalf. Bushido Capital Partners, Ltd. and Mr. Rossman each disclaim beneficial ownership of the shares being registered.

(10)
Represents 142,500 shares of Class A Common Stock issuable upon exercise of Agent Warrants and 101,579 shares of Class A Common Stock issuable upon exercise of outstanding warrants to purchase shares of Class A Common Stock at a purchase price of $1.04 per share. Mr. Andre Schwegler, sole member and manager of Alliance Financial, LLC, is a registered representative of TN Capital Equities, Ltd., a registered broker-dealer.  Alliance Financial, LLC acquired the Agent Warrants from TN Capital Equities, Ltd. who received the Agent Warrants as compensation for investment banking services provided in connection with the private placement.

(11)
Represents 142,500 shares of Class A Common Stock issuable upon exercise of Agent Warrants and 95,076 shares of Class A Common Stock. Renaissance Advisors Inc., is an advisor to TN Capital Equities, Ltd., a registered broker-dealer.  Renaissance Advisors Inc., acquired the Agent Warrants from TN Capital Equities, Ltd. who received the Agent Warrants as compensation for investment banking services provided in connection with the private placement. Mr. Gavin Taylor, sole member and director of Renaissance Advisors Inc., has sole voting and dispositive control of these securities.

(12)
Represents 32,063 shares of Class A Common Stock issuable upon exercise of Agent Warrants and 21,346 shares of Class A Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock. Mr. John F. Steinmetz is an affiliate of TN Capital Equities, Ltd., a registered broker-dealer. Mr. Steinmetz acquired the Agent Warrants from TN Capital Equities, Ltd. who received the Agent Warrants as compensation for investment banking services provided in connection with the private placement.

(13)
Represents 32,062 shares of Class A Common Stock issuable upon exercise of Agent Warrants and 21,346 shares of Class A Common Stock. Mr. John F. Steinmetz has sole investment control over these securities.

(14)
Represents 7,125 shares of Class A Common Stock issuable upon exercise of Agent Warrants and 4,743 shares of Class A Common Stock. Ms. Kathleen McDonnell is an employee of TN Capital Equities, Ltd., the placement agent.

PLAN OF DISTRIBUTION

Each selling shareholder of our Class A Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A Common Stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares of our Class A Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell our Class A Common Stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the our Class A Common Stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock in the course of hedging the positions they assume. The selling shareholders may also sell our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders, and any broker-dealers or agents that are involved in selling our Class A Common Stock, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of our Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of our Class A Common Stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the resale of our Class A Common Stock. There is no underwriter or coordinating broker acting in connection with the proposed the resale of our Class A Common Stock by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of such shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale of such shares will be made only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of such shares may not be made unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of such resale of our Class A Common Stock may not simultaneously engage in market making activities with respect to our Class A Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Class A Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Florida law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph at no charge from us.

EXPERTS

The financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2004 (as amended), which report is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Grobstein, Horwath & Company LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York has passed upon the validity of the Class A Common Stock being offered hereby.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the following documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we terminate the offering of these shares:

•
    Our Annual Report on Form 10-K for the fiscal year ended December 25, 2004, filed with the SEC on March 24, 2005 (as amended by Amendments No. 1, 2 and 3 thereto, filed with the SEC on June 14, 2005, June 28, 2005 and October 18, 2005, respectively);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2005, filed with the SEC on May 5, 2005;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 25, 2005, filed with the SEC on August 8, 2005, as amended on Form 10-Q/A filed with the SEC on November 15, 2005;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2005, filed with the SEC on November 9, 2005;

•	Our Current Report on Form 8-K, dated April 1, 2005, filed with the SEC on April 4, 2005;

•	Our Current Report on Form 8-K, dated April 19, 2005, filed with the SEC on April 29, 2005;

•	Our Current Report on Form 8-K, dated May 2, 2005, filed with the SEC on May 2, 2005;

•	Our Current Report on Form 8-K, dated June 22, 2005, filed with the SEC on June 29, 2005;

•	Our Current Report on Form 8-K, dated July 11, 2005, filed with the SEC on July 12, 2005;

•	Our Current Report on Form 8-K, dated August 4, 2005, filed with the SEC on August 4, 2005;

•	Our Current Report on Form 8-K, dated November 9, 2005, filed with the SEC on November 9, 2005;

•	Our Current Report on Form 8-K, dated December 22, 2005, filed with the SEC on December 23, 2005;

•	Our Current Report on Form 8-K, dated January 20, 2006, filed with the SEC on January 24, 2006;

•	Our Current Report on Form 8-K, dated March 20, 2006, filed with the SEC on March 20, 2006;

•	Our Current Report on Form 8-K, dated March 21, 2006, filed with the SEC on March 21, 2006;

•	Our Definitive Proxy Statement on Schedule 14A, dated April 1, 2005, filed with the SEC on April 5, 2005, relating to our Annual Shareholder Meeting held on May 3, 2005; and

•
    The description of our Class A Common Stock which is contained in the registration statement on Form SB-2/A (File No. 333-81829) filed with the SEC on March 3, 2000, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these documents, at no cost, by written request to: New Dragon Asia Corp. Attn: Peter Mak, Chief Financial Officer; Suite 2808, International Chamber of Commerce Tower, Fuhua Three Road, People’s Republic of China 518048.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference into this prospectus. You should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

We have not authorized any dealer,
salesperson or any other person to give any
information or to represent anything other than
those contained in this prospectus in connection
with the offer contained herein, and, if given
or made, you should not rely upon such
information or representations as having been
authorized by New Dragon Asia Corp. This prospectus
does not constitute an offer of any securities
other than those to which it relates or an offer
to sell, or a solicitation of an offer to buy,
those to which it relates in any state to any
person to whom it is not lawful to make such
offer in such state. The delivery of this
prospectus at any time does not imply that the
information herein is correct as of any time
after the date of this prospectus.
		NEW DRAGON ASIA CORP. __________________ Prospectus _________________ MARCH 21, 2006
TABLE OF CONTENTS	Page
Prospectus Summary	1
Risk Factors	2
Information Regarding Forward-Looking Statements	8
Use of Proceeds	9
Security Ownership of Certain Beneficial Owners and Management	9
Selling Shareholders	10
Plan of Distribution	13
Limitation on Liability and Indemnification Matters	14
Where You Can Find More Information	15
Experts	15
Legal Matters	15
Incorporation By Reference	15